Exhibit 99.1

8000 Towers Crescent Drive Suite 1220 Vienna, VA 22182 (703) 918-2420 http://www.arielway.com	Investor Relations Contact Information Arne Dunhem Phone: (703) 624-8042 E-mail: info@arielway.com

Ariel Way, Inc. Closes Acquisition of Lime Truck

Vienna, VA, May 1, 2008 – Ariel Way, Inc. (OTCBB: AWYI) announced today that the Company on April 30, 2008 completed the closing of the acquisition of Lime Truck, Inc. a Dallas, TX based out-of-home advertising company specialized in nationwide advertising, marketing and public relations campaigns based on mobile advertising trucks (www.limetruck.com). The transaction agreement will separately be filed with SEC.

Arne Dunhem, Ariel Way CEO, said, "I am very pleased with the closing of the Lime Truck transaction. The creativity and marketing expertise of the Lime Truck team will be a significant strategic step in our plan of building Ariel Way into a significant media player, both in the US and also overseas. The prospect of having direct access to all Lime Truck’s nationwide major clients is very strategic for us. We believe it will greatly support advertising sales on our planned nationwide Digital Signage Network.”

 “We look forward to working with the executive team at Ariel Way, both in the US and in Europe, and to be part of enhancing its out-of-home advertising strategy” said Ms. Melody Mayer, COO of Lime Truck. “Our campaigns enable nationwide companies to build powerful brand awareness and give our clients  maximum advertising exposure for their investment. We believe this will be critical for Ariel Way on this exciting business endeavor.”

The Digital Signage Network is a new platform for companies to promote and advertise products and services to targeted audiences as they shop, work and play in malls, banks and other strategic locations.

Lime Truck, based in Dallas, TX, operates a fleet of mobile advertising trucks in 40 markets nationwide with major advertising clients within telecommunications, airlines, automobiles, furniture chains, newspapers, and beverages. The business is to build powerful brand awareness, give clients the maximum advertising exposure for their investment, and to create the kind of results for the clients that build long-term relationships.

About Ariel Way, Inc.

Ariel Way, Inc., a Florida corporation (“Ariel Way” or the “Company”), is a technology and services company for multimedia and digital signage solutions and technologies. The Company is focused on developing innovative and secure technologies, acquiring and growing profitable advanced technology and media services companies and creating strategic alliances with companies in complementary product lines and service industries.

More information about Ariel Way can be found on the web at http://www.arielway.com.

Forward-Looking Statements: Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-KSB for the fiscal year ended September 30, 2007 for a discussion of such risks, uncertainties and other factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. These forward-looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.